                                                                    EXHIBIT 10.9


           ===========================================================









                            STOCKHOLDERS AGREEMENT

                              UNILAB CORPORATION














                         Dated as of November 23, 1999

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I   RESTRICTIONS ON TRANSFER OF COMMON STOCK......................     2

1.1  General Restriction on Transfer by Stockholders......................     2
1.2  Permitted Transferees................................................     2

ARTICLE II  RIGHTS OF MANAGEMENT TO SELL..................................     4

2.1  Management Stockholders' Right to Sell...............................     4
2.2  Notice...............................................................     5
2.3  Payment..............................................................     5
2.4  Termination of Right to Sell.........................................     6
2.5  Postponement, etc....................................................     6

ARTICLE III PURCHASES BY THE COMPANY......................................     7

3.1  Right to Purchase Shares from Management Stockholders................     7
3.2  Notice...............................................................     8
3.3  Payment..............................................................     8
3.4  Postponement, etc....................................................     9

ARTICLE IV  PURCHASE PRICE................................................    10

4.1  Fair Market Value....................................................    10
     (a)  Appraisal.......................................................    10
     (b)  Fair Market Value...............................................    10
     (c)  Notice to Stockholders..........................................    11
4.2  Carrying Value.......................................................    11
4.3  Certain Defined Terms................................................    12
     (a)  Cause...........................................................    12
     (b)  Good Reason.....................................................    12
     (c)  Disability......................................................    13

ARTICLE V   PROHIBITION ON PURCHASES......................................    13

5.1  Prohibited Purchases.................................................    13

ARTICLE VI  SALES TO THIRD PARTIES........................................    15

6.1  General..............................................................    15
6.2  Right of First Refusal...............................................    16
6.3  Agreements to Be Bound...............................................    17

                                                                            Page
6.4  Involuntary Transfers................................................    18
6.5  Tag and Drag Along Rights............................................    18
     (a)  Tag-Along Rights................................................    19
     (b)  Drag-Along Rights...............................................    20

ARTICLE VII  REGISTRATION RIGHTS..........................................    22

7.1. Demand Registration..................................................    22
7.2. Piggyback Registration...............................................    24
7.3. Expenses.............................................................    26
7.4. Holdback and Other Agreements........................................    26

ARTICLE VIII CHARTER DOCUMENTS AND BOARD OF DIRECTORS.....................    26

8.1  Charter Documents....................................................    27
8.2  Board of Directors...................................................    27

ARTICLE IX   TERMINATION..................................................    29

9.1  Cessation of Ownership of Common Stock...............................    29
9.2  Other Termination Events.............................................    29

ARTICLE X    MISCELLANEOUS PROVISIONS.....................................    30

10.1 Stock Certificate Legend.............................................    30
10.2 Option Plan..........................................................    30
10.3 New Management Stockholders..........................................    31
10.4 Fee..................................................................    31
10.5 Future Sales of Capital Equity by the Company........................    31
10.6 No Other Arrangements or Agreements..................................    31
10.7 Amendment and Modification...........................................    32
10.8 Assignment...........................................................    32
10.9 Recapitalizations, Exchanges, etc. Affecting the Common Stock........    33
10.10 Transfer of Common Stock............................................    33
10.11 Further Assurances..................................................    34
10.12 Governing Law.......................................................    34
10.13 Invalidity of Provision.............................................    34
10.14 Notices.............................................................    34
10.15 Headings; Execution in Counterparts.................................    35
10.16 Entire Agreement; Effect on Certain Other Agreements................    36
10.17 Injunctive Relief...................................................    36
10.18 Attorneys' Fees.....................................................    36

================================================================================



                            STOCKHOLDERS AGREEMENT


                              UNILAB CORPORATION





                         Dated as of November 23, 1999

                            STOCKHOLDERS AGREEMENT
                            ----------------------

          STOCKHOLDERS AGREEMENT, dated as of November 23, 1999, among UNILAB CORPORATION, a Delaware corporation (the "Company"), Kelso Investment Associates VI, L.P., a Delaware limited partnership ("KIA VI"), KEP VI, LLC, a Delaware limited liability company ("KEP VI" and, together with KIA VI, "Kelso"), Persons (as defined in Section 10.22) who are parties to this Agreement pursuant to
Section 10.21 of this Agreement, including, to the extent included thereby, Eos Partners, L.P., a Delaware limited partnership and stockholder of the Company ("Eos") and Pequot Scout Fund L.P., a Delaware limited partnership and stockholder of the Company ("Pequot", and together with Eos, the "Roll-Over Investors"; the Roll-Over Investors, together with other such Persons if they are or become parties to this Agreement pursuant to Section 10.21 of this Agreement and each of their respective permitted transferees, are referred to herein, collectively, as the "Third Party Investors") and the stockholders and optionholders of the Company listed in the Schedule of Management Stockholders attached hereto (such management stockholders and optionholders, together with any persons who become parties to this Agreement pursuant to Sections 10.2 and
10.3 of this Agreement and each of their respective permitted transferees, are referred to herein, collectively, as the "Management Stockholders"). Such Schedule shall be updated from time to time to include each Management Stockholder who becomes a party to this Agreement after the date hereof. Kelso, the Third Party Investors and the Management Stockholders are hereinafter referred to collectively as the "Stockholders".

          WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 24, 1999, between the Company and UC Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kelso ("Merger Sub"), as amended on July 8, 1999, July 30, 1999 and August 10, 1999 (the "Merger Agreement"), Merger Sub will merge with and into the Company, pursuant to which holders of Common Stock, par value $.01, of the Company (the "Common Stock"), other than the Roll-Over Stockholders in respect of their Roll-Over Shares (as such terms are defined in the Merger Agreement), will receive $5.85 in cash per share, and the Roll-Over Stockholders will retain all or a portion of their outstanding shares of Common Stock (the "Recapitalization");

          WHEREAS, concurrently with or after the consummation of the Recapitalization on the date hereof (the "Closing"), the Company may offer and sell additional shares of Common Stock to certain other persons and to employees of the Company and its subsidiaries, including upon the exercise of employee stock options, both currently outstanding and hereinafter granted, and it is contemplated that such persons and employees will become parties to this Agreement pursuant to Sections 10.2, 10.3 and 10.21 hereof; and

          WHEREAS, the Stockholders believe it to be in their respective best interests and in the best interests of the Company that they enter into this Agreement providing for certain rights and restrictions with respect to the shares of Common Stock owned by them or their permitted transferees.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                           RESTRICTIONS ON TRANSFER
                               OF COMMON STOCK.

          1.1  General Restriction on Transfer by Stockholders.  (a)  Prior to
               -----------------------------------------------
the closing of a bona fide public offering pursuant to an effective registration statement, other than a registration statement on Form S-4 or S-8 or any successor forms and other than a registration statement registering the sale of shares of Common Stock only to employees of the Company (a "Registration"), under the Securities Act of 1933 (the "Act"), filed after the Closing that covers shares of Common Stock (an "IPO"), no shares of Common Stock now or hereafter owned by any Stockholder or any interest therein may, directly or indirectly, be sold, assigned, mortgaged, transferred, pledged, hypothecated or otherwise disposed of or transferred (collectively "Transferred"), except for (i) Transfers to a transferee pursuant to Section 1.2 (a "Permitted Transferee"), (ii) sales of shares of Common Stock to the Company or Kelso, or to their designees pursuant to Article II or III, (iii) Transfers by any of KIA VI, KEP VI or any of their Permitted Transferees to any Person of shares of Common Stock, provided that such Transfers shall comply with Article
                        --------
VI to the extent expressly provided therein or (iv) Transfers to a third party by a Third Party Investor after the fifth anniversary of the Closing to the extent permitted by, and in accordance with, Article VI.

          (b) The period of time from the date of this Agreement until the earlier of the fifth anniversary of the Closing and an IPO shall hereinafter be referred to as the "Restricted Period".

          1.2  Permitted Transferees.  (a) Subject to paragraph (b) of this
               ---------------------
Section 1.2,

               (i) each of KIA VI and KEP VI may Transfer any shares of Common Stock or any interest therein or its rights to subscribe for the same to any of its affiliates (as defined in Section 1.2(c));

               (ii) any Management Stockholder may Transfer any shares of Common Stock or any interest therein or his rights to subscribe for the same, if any, (A) to a trust, partnership, limited liability company or corporation the beneficiaries, partners, members or stockholders of which are such Management Stockholder, his spouse, parents, members of his immediate family or his lineal descendants provided that the foregoing shall be
                                      --------
     subject to the limitation that the Company's Board of Directors (the "Board") acting in good faith does not conclude that such Transfer together with all other Transfers made after the Closing could result in or create a "significant risk" that the Company may become subject to, or after any Registration will continue by reason thereof to be subject to, the informa-tional requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act")or the registration requirements of the Investment Company Act of 1940 (the "40 Act") and provided, further that a Management
                                    --------  -------
     Stockholder shall give advance notice to the Company in the event of any Transfer to any permitted transferee set forth in this clause (A), (B) in case of his death, by will, by transfer in trust or by the laws of intestate succession to executors, trustees, administrators, testamentary trustees, legatees or beneficiaries, or (C) with the prior written consent of the Board and Kelso, to any transferee, including, without limitation, to one or more Management Stockholders or to any employee who is, in the judgment of the Board, a current member of management of the Company or any of its subsidiaries, provided that any such Transfer pursuant to this
                          --------
     clause (C) shall, unless Kelso and the Company determine otherwise in the case of a transferee who is an employee, or is to become an employee, of the Company, be subject to the provisions of Section 6.2;

               (iii) each of the Third Party Investors may Transfer (A) any shares of Common Stock or any interest therein or its rights to subscribe for the same to any of its affiliates (as defined in Section 1.2(c)) or (B) a total of 25% of the shares of Common Stock held by it on the date hereof to a charitable organization qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

provided, however, that all or any portion of the shares of Common Stock owned
--------  -------
by any Stockholder may be pledged to the Company or Kelso and any such shares may be otherwise transferred to the Company or Kelso pursuant to any such pledge. In addition to the foregoing, any transferee of a Stockholder described above may Transfer shares of Common Stock back to such Stockholder or to another Permitted Transferee of such Stockholder. For the purposes of this Section 1.2, a "significant risk", as referred to above, shall be deemed to arise when the number of "holders of record" (as determined in accor-dance with the Exchange Act and the rules and regulations thereunder or the registration requirements of the 40 Act) is greater than 80% of the number of "holders of record" that would cause the application or continued application of the informational requirements of the Exchange Act under the then existing circumstances.

          (b)  Any Transfer of shares of Common Stock made pursuant to paragraph
(a) of this Section 1.2 to a Permitted Transferee shall be permitted and shall be effective only if such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement in the same manner and capacity as its transferor, unless such Permitted Transferee is already a Stockholder, pursuant to an instrument of assumption reasonably satisfactory in form and substance to the Company.

          (c) An "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. In addition, in the case of KIA VI or KEP VI, the term "affiliate" shall be deemed to include, without limitation, any partner of such entity or any director, officer or employee of Kelso & Company, Inc., any individual retirement account of any such partner, director, officer or employee, any family member of any such partner, director, officer or employee, or any trust or family partnership for the benefit of any such partner, director, officer or employee or family member thereof. In the case of the Third Party Investors, affiliate shall be deemed to include any partner or member of such Person or any director, officer or employee of such Person, any individual retirement account of any such partner, director, officer or employee, any family member of any such partner, director, officer or employee or any trust or family partnership for the benefit of any such partner, director, officer or employee or family member thereof.

                                  ARTICLE II

                         RIGHTS OF MANAGEMENT TO SELL

          2.1  Management Stockholders' Right to Sell. Subject to all provisions
               --------------------------------------
of this Article II and Article V, each Management Stockholder shall have the right to sell to the Company, and the Company shall have the obligation to purchase (or, in the event that such purchase is not made by the Company, Kelso (or its designee(s)) shall have the option, but not the obligation, within 10 days of such failure, to purchase) from such Management Stockholder, all, but not less than all, of such Management Stockholder's shares of Common Stock

               (a) at the fair market value of such shares, as determined pursuant to Section 4.1 ("Fair Market Value") if the employment of such Management Stockholder with the Company and all subsidiaries thereof is terminated as a result of (i) the retirement of such Management Stockholder upon or after reaching the age of 65 or, if different, the Company's normal retirement age ("Retirement"),(ii) the death or Disability (as defined in Section 4.3) of such Management Stockholder, (iii) the termination by the Company of such employment of such Management Stockholder without Cause (as defined in Section 4.3), or (iv) the resignation of such Management Stockholder for Good Reason (as defined in Section 4.3);

               (b) at the lesser of (i) the Fair Market Value of such shares, and (ii) the Carrying Value (as defined in Section 4.2) of such shares if such Management Stockholder's employment with the Company and all subsidiaries thereof is terminated as a result of the resignation of such Management Stockholder without Good Reason.

Notwithstanding anything to the contrary herein, David C. Weavil shall have no rights pursuant to the foregoing provisions of this Section 2.1 to sell to the Company the shares of Common Stock held by him at or after such time as his consulting contract with the Company expires pursuant to its terms or the terms of any renewal thereof.

          2.2  Notice.  If any Management Stockholder intends to sell shares of
               ------
Common Stock pursuant to Section 2.1, he (or his estate, as the case may be) shall give the Company and Kelso notice of such intention not more than 30 days or, in the case of a termination under clause (ii) of Section 2.1(a), 90 days, after the occurrence of the event giving rise to such Management Stockholder's right to sell his shares of Common Stock and shall therein specify the number of shares of Common Stock such Management Stockholder owns and, subject to Section 2.3, is selling to the Company.

          2.3  Payment.  (a)  Subject to Article V and Section 2.6, payment for
               -------
shares of Common Stock sold by a Management Stockholder pursuant to Section 2.1 shall be made on the date that is the 15th business day following the date of the determination of Fair Market Value pursuant to Section 4.1.

          (b) Any payments based on Fair Market Value required to be made by the Company under this Section 2.3 shall accrue interest at 6% simple interest per annum from the date of termination of employment to the date the Company (or Kelso or its designee(s)) makes such payments.

          2.4  Termination of Right to Sell.  A Management Stockholder's right
               ----------------------------
to sell to the Company and the Company's obligation to purchase such Management Stockholder's shares of Common Stock pursuant to Section 2.1 shall terminate on the closing of an IPO.

          2.5  Postponement, etc.  The date of payment and closing of any
               ------------------
purchase and sale under this Article II may be postponed to the extent necessary to permit such purchase and sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"). No party shall be required to consummate any purchase and sale under this Article II until such time as such transaction would not violate applicable law, other than violations which would not have a direct or indirect material adverse effect on such party.

          2.6  Pre-existing Options.  The provisions of this Article II shall
               ---------------------
apply to Pre-existing Options (as defined in Section 4.1) held by a Management Stockholder to the same extent Article II applies to such person's shares of Common Stock, subject to any limitations contained herein, in the relevant stock option plan governing such Pre-existing Options or in such Pre-existing Options themselves.

                                  ARTICLE III

                           PURCHASES BY THE COMPANY

          3.1  Right to Purchase Shares from Management Stockholders.  Subject
               -----------------------------------------------------
to all provisions of this Article III, the Company shall have the right to purchase (and, if the Company does not exercise such right by giving notice within the 30-day period referred to in Section 3.2, Kelso (or its designee(s)) shall have the right by giving notice not later than the end of the succeeding 10-day period to purchase) from a Management Stockholder, and such Management Stockholder shall have the obligation to sell to the Company (or Kelso or its designee(s) if such right is exercised by Kelso or its designee(s)), all, but not less than all, of such Management Stockholder's shares of Common Stock:

               (a) at the Fair Market Value of such shares if such Management Stockholder's employment with the Company and all subsidiaries thereof is terminated as a result of (i) the termination by the Company of such employment without Cause, (ii) the resignation of such Management Stockholder for Good Reason, (iii) the Retirement of such Management Stockholder, or (iv) the death or Disability of such Management Stockholder;

               (b) at the lesser of (i) the Fair Market Value of such shares, and (ii) the Carrying Value (as defined in Section 4.2) of such shares if such Management Stockholder's employment with the Company and all subsidiaries thereof is terminated as a result of the resignation of such Management Stockholder without Good Reason; and

               (c) at the lesser of the Fair Market Value and Carrying Value (as defined in Section 4.2) of such shares, if such Management Stockholder's employment with the Company and all subsidiaries thereof is terminated as a result of the termination by the Company of such employment with Cause.

Notwithstanding anything to the contrary herein, the Company shall have no rights pursuant to the foregoing provisions of this Section 3.1 to purchase from David C. Weavil the shares of Common Stock held by him at or after such time as his consulting contract with the Company expires pursuant to its terms or the terms of any renewal thereof.

          3.2  Notice.  If the Company desires to purchase shares of Common
               ------
Stock from a Management Stockholder pursuant to Section 3.1, it shall notify such Management Stockholder (or his estate, as the case may be) not more than 45 days after the occurrence of the event giving rise to the Company's right to acquire such Management Stockholder's shares of Common Stock. If the Company does not deliver such notice within such 45-day period and Kelso (or its designee(s)) desires to purchase such shares, then Kelso (or its designee(s)) shall notify such Management Stockholder (or his estate, as the case may be) not later than the end of the succeeding 10-day period.

          3.3  Payment.  (a)  Subject to Section 3.6 and Article V, payment for
               -------
shares of Common Stock purchased pursuant to Section 3.1 shall be made on the date that is the 15th business day following the date of the determination of Fair Market Value pursuant to Section 4.1.

          (b) Any payments based on Fair Market Value required to be made by the Company under this Section 3.3 shall accrue interest at 6% simple interest per annum on the amounts not paid from the date of termination of employment to the date the Company (or Kelso or its designee(s)) makes such payments.

          3.4  Postponement, etc.  The date of payment and closing of any
               -----------------
purchase and sale under this Article III may be postponed to the extent necessary to permit such purchase and sale under the HSR Act. No party shall be required to consummate any purchase and sale under this Article III until such time as such transaction would not violate applicable law, other than violations which would not have a direct or indirect material adverse effect on such party.

          3.5  Pre-existing Options.  The provisions of this Article III shall
               ---------------------
apply to Pre-existing Options (as defined in Section 4.1) held by a Management Stockholder to the same extent Article III applies to such person's shares of Common Stock, subject to any limitations contained herein, in the relevant stock option plan governing such Pre-existing Options or in such Pre-existing Options themselves.


                                  ARTICLE IV

                                PURCHASE PRICE

          4.1  Fair Market Value.
               -----------------

          (a)  Appraisal.  The Company shall, at the request of Kelso, engage,
               ---------
to the extent practicable, on an annual basis or otherwise from time to time as required, an independent valuation consultant or appraiser of recognized national standing (an "Appraiser") satisfactory to Kelso and the Company (it being agreed that Houlihan, Lokey, Howard & Zukin, Inc. is satisfactory to Kelso and the Company) to appraise the Fair Market Value of the shares of Common Stock as of the last day of the fiscal year then most recently ended or as of any more recent date (the "Appraisal Date") and to prepare and deliver a report to the Company describing the results of such appraisal (the "Appraisal").

          (b)  Fair Market Value.  For the purposes of this Agreement, the "Fair
               -----------------
Market Value" of any share of Common Stock being purchased by or sold to the Company, Kelso or their respective designees, pursuant to this Agreement shall be the fair market value of the entire Common Stock equity interest of the Company taken as a whole, divided by the number of outstanding shares of Common Stock, all calculated on a fully diluted basis, without additional premiums for control or discounts for minority interests or restrictions on transfer, and shall be determined by Appraisal as of the applicable date of termination of employment with the Company or the date of transfer to an Involuntary Transferee (as defined in Section 6.4) (each of such dates, a "Determination Date"), which Appraisal the Company shall have caused to have been undertaken, in accordance with Section 4.1(a), promptly but no later than 30 days following (i) the date of receipt by the Company of the notice described in Section 2.2 (in the case of purchases of Common Stock pursuant to Article II), (ii) the date on which the Company gives the notice described in Section 3.2 (in the case of purchases by the Company of Common Stock pursuant to Article III) or the date on which Kelso (or its designees) gives the notice described in Section 3.1 (in the case of purchases of Common Stock by Kelso (or its designees) pursuant to Section 3.2) and (iii) the date of receipt by the Company of the Notice described in Section
6.4 (in the case of purchases of Common Stock pursuant to Section 6.4); provided, however, that the Fair Market Value will be determined as of the most
--------  -------
recent existing Appraisal unless (i) such existing Appraisal is not as of a date within 6 months of the applicable Determination Date and the relevant repurchase involves more than one percent (1%) of the Common Stock outstanding, in which case the Company shall order an additional Appraisal under Section 4.1(a) or
(ii) in the Company's judgment there has been a material change in the Company, its operations or its value since such existing Appraisal, in which case the Company may, in its sole discretion, order an additional Appraisal. Fair Market Value of an employee stock option issued prior to the Closing or issued in exchange for an option issued prior to the Closing ("Pre-existing Option") but which has not been exercised at the time of the relevant calculation is the Fair Market Value of the Common Stock underlying such Pre-existing Option minus the aggregate exercise price of such Pre-existing Option (the "Spread").

          (c)  Notice to Stockholders.  After notice has been given pursuant to
               ----------------------
Section 2.2, 3.2 or 6.4, the Company shall promptly deliver a copy of the letter as to value included with the most recent existing Appraisal or any Appraisal thereafter received, as the case may be, to Kelso and to each Stockholder whose Common Stock or Pre-existing Options are to be purchased pursuant to Section 2.1, 2.6, 3.1, 3.5 or 6.4.

          (d)  Withdrawal of Exercise Following Appraisal.  Any party to this
               ------------------------------------------
Agreement who has exercised its option either to purchase or sell shares of Common Stock or Pre-existing Options, pursuant to Article II or Article III, may withdraw its notice or demand to purchase or sell such shares within 10 business days following the receipt of the letter referred to in Section 4.1(c) or the determination of the Fair Market Value as set forth in Section 4.1(b).

          4.2  Carrying Value.  For the purposes of this Agreement, "Carrying
               --------------
Value" of any share of Common Stock, other than shares issued upon the exercise of Pre-existing Options, being purchased by the Company shall be equal to the price paid by the selling Management Stockholder for any such share ("Cost") plus simple interest at a rate per annum equal to 6% which shall be deemed to be the carrying cost, from the date of the acquisition of the Common Stock by the Management Shareholders through the date of such purchase pursuant to Article II or III, less the amount of dividends paid to such Management Stockholder in respect of any such share (to the extent that the amount of such dividends does not exceed such simple interest). Notwithstanding anything to the contrary herein, (i) in the case of any share of Common Stock outstanding prior to, and which remains outstanding following, the Closing or that was issued in exchange for any share of Common Stock outstanding prior to the Closing, Cost shall be deemed to be $5.85, and the Carrying Value shall be calculated as set forth above commencing from the date of the Closing through the date of purchase by the Company pursuant to Article II or III, (ii) in the case of any Pre-existing Option which has not been exercised at the time of the calculation of the Cost thereof, Cost shall be deemed to be the product of (x) $5.85 minus the per share exercise price of such Pre-existing Option (the "Cost Spread") and (y) the number of shares of Common Stock subject thereto, and the Carrying Value shall be calculated as set forth above commencing from the date of the Closing through the date of purchase by the Company pursuant to Article II or III and (iii) in the case of any share of Common Stock that was issued upon the exercise of any Pre-Existing Option, Cost shall be deemed to be $5.85 and the Carrying Value shall be calculated as set forth above, except that interest shall accrue from the date of Closing through the date of exercise on the Cost Spread of such Pre-existing Option and shall accrue on $5.85 from the date of exercise through the date of purchase by the Company pursuant to Article II or III.

          4.3  Certain Defined Terms.  As used in this Agreement, the following
               ---------------------
terms shall have the meanings ascribed to them below (which meanings shall be independent of and unaffected by the meanings of similar terms used in any employment contracts between the Company and Management Stockholders, in the event such latter meanings differ from those following):

          (a)  Cause.  The term "Cause" used in connection with a termination of
               -----
employment of a Management Stockholder (other than David C. Weavil) shall mean a termination of such Management Stockholder's employment by the Company or any of its subsidiaries due to (i) the continued willful failure, after reasonable advance written notice specifying details of such failure, by such Management Stockholder substantially to perform his duties with the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), or (ii) the engaging by such Management Stockholder in fraudulent, willful or bad faith conduct that causes, or in the good faith judgment of the Board may cause, harm (financial or otherwise) material to the

Company or any of its subsidiaries or harm material to the conduct of such Management Stockholder's employment, including, without limitation, the improper or unlawful disclosure of material secret, proprietary or confidential information of the Company or any of its subsidiaries. In the case of David C. Weavil, the term "Cause" used in connection with a termination of his employment shall mean the termination or cancellation by the Company of his consulting contract with the Company pursuant to Section 6 thereof and "without Cause" shall mean the termination or cancellation by the Company of his consulting contract with the Company other than pursuant to Section 6 thereof.

          (b)  Good Reason.  A termination of a Management Stockholder's
               -----------
employment with the Company or any of its subsidiaries shall be for "Good Reason" if such Management Stockholder (other than David C. Weavil) voluntarily terminates his employment with the Company or any of its subsidiaries as a result of either of the following:

                    (i) without the Management Stockholder's prior consent, a material reduction by the Company or any of its subsidiaries in his current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Management Stockholder is a member; or

                    (ii) the taking of any action by the Company or any of its subsidiaries that would substantially diminish the aggregate value of the benefits provided him under the Company's or any such subsidiary's medical, health, accident, disability, life insurance, thrift and retirement plans in which he was participating on the date of his execution of this Agreement, other than any such reduction which is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting most employees or affecting substantially the entire group of employees of which the Management Stockholder is a member, (C) generally applicable to all beneficiaries of such plans or (D) a result of a decrease in the value of the Company or its equity; or

                    (iii) a substantial and material reduction in his then current duties, authority or responsibilities.

In the case of David C. Weavil, the termination of his employment shall be for "Good Reason" if he terminates or cancels his consulting contract with the Company pursuant to Section 6 thereof, and the termination of his employment shall be "without Good Reason" if he terminates or cancels his consulting contract with the Company other than pursuant to Section 6 thereof.

          (c)  Disability.  The termination of the employment of any Management
               ----------
Stockholder by the Company or any of its subsidiaries shall be deemed to be by reason of a "Disability" if, as a result of such Management Stockholder's incapacity due to reasonably documented physical or mental illness, such Management Stockholder shall have been unable for more than six months within any 12 month period to perform his duties with the Company or any of its subsidiaries on a full time basis and within 30 days after written notice of termination has been given to such Management Stockholder, such Management Stockholder shall not have returned to the full time performance of his duties. The date of termination in the case of a termination for "Disability" shall be the last day of the aforementioned 30-day period.


                                   ARTICLE V

                           PROHIBITION ON PURCHASES

          5.1  Prohibited Purchases.  Notwithstanding anything to the contrary
               --------------------
herein, the Company shall not be obligated to purchase any shares of Common Stock from a Management Stockholder pursuant to Section 2.1 to the extent (i) the Company is prohibited from purchasing such shares (or incurring debt to finance the purchase of such shares) by any debt instruments or other agreements (the "Agreements") entered into by the Company or any of its subsidiaries or by applicable law, (ii) an event of default under any Agreement has occurred and is continuing or a condition exists which would, with notice or lapse of time or both, result in an event of default under any Agreement or (iii) the purchase of such shares (including the incurrence of any debt which in the judgment of the Board is necessary to finance such purchase) (A) could in the judgment of the Board result in the occurrence of an event of default under any Agreement or create a condition which would or might, with notice or lapse of time or both, result in an event of default under any Agreement, (B) would, in the judgment of the Board, be imprudent in view of the financial condition (present or projected) of the Company and its subsidiaries, taken as a whole, or the anticipated impact of the purchase of such shares on the Company's or any of its subsidiaries' ability to meet their respective obligations, including under any Agreement, or to satisfy and make their planned capital and other expenditures and projections or (C) could, in the judgment of the Board, constitute a fraudulent conveyance or transfer or render the Company insolvent under applicable law or violate limitations in the Delaware General Corporation Law on repurchases of stock. If shares of Common Stock which the Company has the right or obligation to purchase on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the "Maximum Amount"), the Company shall purchase on such date only that number of shares of Common Stock up to the Maximum Amount (and shall not be required to purchase more than the Maximum Amount) in such amounts as the Board shall in good faith determine, applying the following order of priority:

          (a) first, the shares of Common Stock of all Management Stockholders whose shares of Common Stock are being purchased by the Company by reason of termination of employment due to death or Disability up to the Maximum Amount and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Management Stockholders exceeds the Maximum Amount, such shares of Common Stock pro rata among such Management Stockholders on the basis of the number of shares of Common Stock held by each of such Management Stockholders that the Company is obligated or has the right to purchase, and

          (b) second, to the extent that the Maximum Amount is in excess of the amount the Company purchases pursuant to clause (a) above, the shares of Common Stock of all Management Stockholders whose shares of Common Stock are being purchased by the Company by reason of termination of employment without Cause or due to Retirement or resignation for Good Reason up to the Maximum Amount and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Management Stockholders exceeds the Maximum Amount, such shares of Common Stock pro rata among such Management Stockholders on the basis of the number of shares of Common Stock held by each of such Management Stockholders that the Company is obligated or has the right to purchase, and

          (c) third, to the extent the Maximum Amount is in excess of the amounts the Company purchases pursuant to clauses (a) and (b) above, the shares of Common Stock of all other Management Stockholders whose shares of Common Stock are being purchased by the Company up to the Maximum Amount and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Management Stockholders exceeds the Maximum Amount, the shares of Common Stock of such Management Stockholders in such order of priority and in such amounts as the Board in its sole discretion shall in good faith determine to be appropriate under the circumstances.

For the purposes of the foregoing (a), (b) and (c), Pre-existing Options shall be treated, at the Company's election, as the equivalent of the Common Stock underlying such Pre-existing Options.

          Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to any Management Stockholder under this Agreement by reason of this Article V, the Company shall make such payment at the earliest practicable date permitted under this Article V and any such payment shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at 6% per annum from the date such payment is due and owing to the date such payment is made; provided, however, that such interest shall be reduced by the amount of any
--------  -------
interest otherwise accruing on such payment by the Company by reason of the definition of "Carrying Value" set forth in Section 4.2. All payments of interest accrued hereunder shall be paid only at the date of payment by the Company for the shares of Common Stock being purchased.


                                  ARTICLE VI

                            SALES TO THIRD PARTIES

          6.1  General.  An "Excluded Transaction" shall mean any Transfer by
               -------
KIA VI or KEP VI or any of their Permitted Transferees to any affiliate (as defined in Section 1.2(c) thereof) or any Permitted Transferee thereof, or pursuant to an IPO.

          6.2  Right of First Refusal.  (a)  If a Third Party Investor or
               ----------------------
Management Stockholder (the "Offering Stockholder") who is entitled to sell shares of Common Stock to third parties pursuant to Section 1.1 shall have received a bona fide offer or offers from a third party or parties to purchase for cash any shares of Common Stock (other than from any Permitted Transferee of such stockholder, except in the case of clause (C) of Section 1.2 (a)(ii), or by reason of the application of Sections 6.5 (a), 6.5 (b) or 7.2), then prior to selling such shares of Common Stock to such third party or parties such Offering Stockholder shall deliver to the Company a letter signed by such Offering Stockholder setting forth:

               (i)   the name or names of the third party or parties;

               (ii)  the prospective purchase price per share of Common Stock;

               (iii) all material terms and conditions contained in the offer of the third party or parties;

               (iv) the Offering Stockholder's offer (which shall be irrevocable by its terms for 30 days following receipt) to sell to the Company or, if the Company declines such offer, to Kelso, all, but not less than all, of the shares of Common Stock covered by the offer of the third party or parties, for a purchase price per share of Common Stock, and on other terms and conditions, not less favorable to the Company or Kelso, as the case may be, than those contained in the offer of the third party or parties (an "Offer"); and

               (v) closing arrangements and a closing date (not less than 45 nor more than 60 days following the date of such letter) for any purchase and sale that may be effected by the Company or Kelso, as the case may be, or any of their assignees pursuant to this Section 6.2.

The Company or its designee(s) shall, within 10 days following receipt of such letter, have the right to elect to purchase such shares of Common Stock. To the extent the Company declines such offer, Kelso shall have until the later of (i) 5 days from the end of such ten day period and (ii) 10 days from the day Kelso receives notification in writing from the Company that it is declining such offer being made to the Company to elect to purchase such shares of Common Stock. In the event the Company declines the offer set forth in the letter, the Company shall promptly notify Kelso and the Offering Stockholder in writing of its decision.

          (b) If, upon the expiration of 30 days following receipt by the Company of the applicable letter described in Section 6.2(a), neither the Company nor Kelso, as applicable, on behalf of itself or any designee(s) thereof, shall have accepted the Offer in full, the Offering Stockholder may sell to such third party or parties all (but not less than all) of the shares of Common Stock covered by the Offer, for the purchase price and on the other terms and conditions contained in the Offer. If the Company or Kelso, as applicable, on behalf of itself or its designee(s), shall accept such Offer, the closing of the purchase and sale pursuant to such acceptance shall take place as set forth in the letter of such Stockholder to the Company pursuant to subparagraph (v) of
Section 6.2(a).

          6.3  Agreements to Be Bound.  Notwithstanding anything contained in
               ----------------------
this Section 6, any sale to a third party or any Involuntary Transfer (as defined in Section 6.4) to an Involuntary Transferee (as defined in Section 6.4) shall be permitted under the terms of this Agreement only if such third party or Involuntary Transferee, as the case may be, shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to the Company.

          6.4  Involuntary Transfers.  In the case of any transfer of title or
               ---------------------
beneficial ownership of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order, or otherwise than by a voluntary decision on the part of a Stockholder (an "Involuntary Transfer"), the Company shall have the right to purchase such shares pursuant to this Section 6.4. Upon the Involuntary Transfer of any shares of Common Stock, such Stockholder shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice (the "Notice") to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom such shares have been transferred (the "Involuntary Transferee") and giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the Notice, and for 30 days thereafter, the Company (or its designee(s)) shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all, but not less than all, of the shares of Common Stock acquired by the Involuntary Transferee for a purchase price equal to (subject to the following paragraph) the lesser of (i) the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such shares of Common Stock over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.

          Notwithstanding the foregoing, the Board may, for good cause shown by the Stockholder who made the Involuntary Transfer, determine that payment of a purchase price equal to the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee would be appropriate under the circumstances, and direct that payment be made in such amount.

          6.5  Tag and Drag Along Rights.
               -------------------------

          (a)  Tag-Along Rights.  None of KIA VI, KEP VI and their Permitted
               ----------------
Transferees (collectively, the "Kelso Group") shall, individually or collectively, in any one transaction or any series of related transactions, Transfer any shares of Common Stock in an amount which when taken together with all previous Transfers by them would exceed 10% of the Common Stock held by them at the time of the transaction in question(which in the case of a series of related transactions is the most current transaction in such series), except pursuant to an Excluded Transaction or pursuant to Section 6.5(b), to any third party or parties that are not affiliates of Kelso & Company, L.P or any investment fund organized by or at the direction of Kelso & Company, L.P. (a "Third Party"), unless the Management Stockholders, the Third Party Investors, and their respective Permitted Transferees (collectively, the "Offerees"), are offered the right, at the option of each Offeree, to include in such Transfer to the Third Party such number of shares of Common Stock owned by each such Offeree as determined in accordance with this Section 6.5(a). If any member of the Kelso Group receives from a Third Party a bona fide offer or offers to Transfer, or proposes to Transfer to a Third Party, shares of its or their Common Stock, such member (the "Transferor") shall provide written notice (the "Tag-Along Notice") to each of the Offerees, setting forth the consideration per share to be paid by such Third Party and the other material terms and conditions of such transaction. The Tag-Along Notice shall offer the Offerees the opportunity to participate in the proposed Transfer of shares to the Third Party according to the terms and conditions of this Section 6.5(a) and for the same type of consideration and for an amount of consideration per share not less than that offered to the Transferor by the Third Party. At any time within 15 days after its receipt of the Tag-Along Notice, each of the Offerees may irrevocably (but subject to the terms and conditions of such offer) accept the offer included in the Tag-Along Notice for up to such number of shares of Common Stock as is determined in accordance with the provisions of this Section 6.5(a) by furnishing written notice of such acceptance to the Transferor. Promptly following such acceptance by an Offeree, each such Offeree shall deliver to the Transferor the certificate or certificates representing the shares of Common Stock to be Transferred pursuant to such offer by such Offeree, together with a limited power-of-attorney authorizing the Transferor to sell or otherwise dispose of such shares of Common Stock pursuant to the proposed Transfer to the Third Party.

          Each Offeree shall have the right to participate in the proposed Transfer to the Third Party by Transferring in connection therewith shares of Common Stock equal to the product of (x) the total number of shares to be acquired by the Third Party, times (y) a fraction, the numerator of which shall be the total number of shares of Common Stock owned by such Offeree, and the denominator of which shall be the number of shares of Common Stock owned by the Kelso Group plus the total number of shares of Common Stock owned by all Offerees in the aggregate. The maximum number of shares of Common Stock that may be Transferred by each Offeree to the Third Party in accordance with this
Section 6.5(a) shall be the total number of shares of Common Stock then owned by such Offeree.

          If within 15 days after the delivery of the Tag-Along Notice, any Offeree has not accepted the offer contained in the Tag-Along Notice, such Offeree will be deemed to have waived any and all rights with respect to, or to participate in, the Transfer of Common Stock described in the Tag-Along Notice. The Transferor shall have 45 days following such delivery in which to Transfer Common Stock held by it plus any Common Stock of any Offerees who accept the offer described in the Tag-Along Notice in accordance with the provisions of this Section 6.5(a), in the aggregate not more than the amount of Common Stock described in the Tag-Along Notice, for an amount and type of sales price consideration per share not more favorable to the Transferor than was set forth in the Tag-Along Notice, provided that the type of consideration to be received
                         --------
by the Transferor may be different than the type set forth in the Tag-Along Notice so long as it is not materially more favorable to the Transferor. The number of shares of Common Stock held by the Transferor which the Transferor is entitled to transfer pursuant to this Section 6.5(a) shall not be subject to reduction by reason of any Offeree who has not accepted the offer described in the Tag-Along Notice. If, at the end of 60 days following the delivery of the Tag-Along Notice, the Transferor has not completed the Transfer of Common Stock of the Transferor and Common Stock of any Offeree, the Transferor shall return to such Offeree all certificates representing shares of Common Stock which such Offeree delivered for Transfer pursuant to this Section 6.5(a), and all the restrictions on sale or other disposition contained in this Agreement with respect to Common Stock owned by the Transferor shall again be in effect.

          To the extent practicable, all Offerees whose shares of Common Stock are to be Transferred in accordance with this Section 6.5(a) shall receive the consideration in respect of their shares substantially simultaneously with the receipt by the Transferor of the consideration in respect of the shares of Common Stock of the Transferor. In the event that the Offerees do not receive their consideration substantially simultaneously with the Transferor, as promptly as practicable (but in no event later than 10 days) after the consummation of the Transfer of Common Stock of the Transferor and Common Stock of the Offerees to the Third Party in accordance with this Section 6.5(a), the Transferor shall notify the Offerees thereof, shall remit to each of the Offerees the total consideration in respect of the shares of Common Stock of such Offeree which were so Transferred, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by the Offerees.

          (b)  Drag-Along Rights.  If any member or members of the Kelso Group
               -----------------
shall, individually or collectively, propose to Transfer at least 75% of all shares of Common Stock collectively owned by the Kelso Group to a Third Party, then (in addition to the rights of the Management Stockholders, the Third Party Investors, and their respective Permitted Transferees to participate in such Transfer pursuant to Section 6.5(a) hereof) the Kelso Group may, at its option, require the Management Stockholders, the Third Party Investors, and their respective Permitted Transferees (collectively, the "Remaining Holders") to include in such Transfer to the Third Party such number of shares of Common Stock owned by each of them, as determined in accordance with this Section 6.5(b); provided
                                                                       --------
that if the Kelso Group sends the Drag-Along Notice referred to below, Section 6.5(a) shall not apply to the Transfer.

          The Kelso Group shall send written notice (the "Drag-Along Notice") of the exercise of their rights pursuant to this Section 6.5(b) to each of the Remaining Holders, setting forth the sales price consideration per share to be paid by the Third Party and the other material terms and conditions of such transaction. The Drag-Along Notice shall state that the Remaining Holders shall be required to participate in the proposed Transfer of shares to the Third Party according to the terms and conditions of this Section 6.5(b) and for the same type of sales price consideration and for an amount of sales price consideration per share not less than that offered to any member of the Kelso Group by the Third Party. Within 15 days following the receipt of the Drag-Along Notice, each of the Remaining Holders shall deliver to a representative of the Kelso Group designated in the Drag-Along Notice certificates representing all shares of Common Stock held by such Remaining Holder, duly endorsed, together with all other documents required to be executed in connection with such transaction. In the event that any Remaining Holder should fail to deliver such certificates to the Kelso Group, the Company shall cause the books and records of the Company to show that such shares are bound by the provisions of this Section 6.5(b) and that such shares may be Transferred only to the Third Party.

          Each Remaining Holder shall be required to participate in the proposed Transfer to the Third Party by Transferring in connection therewith shares of Common Stock equal to the product of (x) the total number of shares to be acquired by the Third Party, times (y) a fraction, the numerator of which shall be the total number of shares of Common Stock owned by such Remaining Holder, and the denominator of which shall be the total number of shares of Common Stock owned by the Kelso Group plus the total number of shares of Common Stock owned by all Remaining Holders in the aggregate. The maximum number of shares of Common Stock that may be Transferred by each Remaining Holder to the Third Party in accordance with this Section 6.5(b) shall be the total number of shares of Common Stock then owned by such Remaining Holder.

          If, within 90 days after the Kelso Group gave the Drag-Along Notice, they shall not have completed the Transfer of all the shares of Common Stock of the Remaining Holders in accordance with this Section 6.5(b), the Kelso Group shall return to each of the Remaining Holders all certificates representing shares of Common Stock that such Remaining Holder delivered for Transfer pursuant hereto and that were not purchased pursuant to this Section 6.5(b); provided that the Kelso Group shall be permitted, but not obligated, to complete
--------
the sale by all non-defaulting Remaining Holders if one or more of the Remaining Holders default; provided further that completion of the sale by the Kelso Group
                 -------- -------
and/or such Remaining Holders shall not relieve a defaulting Remaining Holder of liability for its breach.

          The obligations of the Remaining Holders pursuant to this Section 6.5(b) are subject to the satisfaction of the following conditions:

     (i) if any Stockholder is given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option (except that the Third Party Investors shall not be required in any circumstance to accept consideration in a form other than cash, cash equivalents or securities listed for trading on any national securities exchange or traded on the National Market System of NASDAQ);

     (ii) no Remaining Holder shall be required to make any out-of-pocket expenditure prior to the consummation of such transaction (excluding expenditures for its own postage, copies, etc. and the fees and expenses of its own counsel and other advisors retained by it, which amounts shall be the sole responsibility of such Remaining Holder in any event), and no Remaining Holder shall be obligated to pay more than its or his pro rata share (based upon the consideration to be received in such transaction) of expenses incurred by the Company or for the benefit of all Stockholders, provided that a Remaining Holder's liability for its or his pro rata share of such allocated expenses shall in no event exceed the total purchase price received by such Remaining Holder in such transaction;

     (iii) in the event that the Remaining Holders are required to provide any representations or warranties in connection with such transaction, each Remaining Holder shall only be required to represent and warrant as to its or his title to its or his Stock to be Transferred and such holder's authority, power, and right to enter into and consummate such transaction without violating any other agreement or legal requirement and other matters relating to such holder, and in the event that the Remaining Holders are required to provide any indemnities in connection with such transaction, then each Remaining Holder shall not be liable for more than his or its pro rata share (based upon the amount of consideration to be received in such transaction) of any liability for indemnity and such liability shall not exceed the total purchase price received by such Remaining
            Holder in such transaction; provided that, with respect to the
                                        --------
            foregoing representations or warranties given by the Remaining
            Holders, a Remaining Holder may be liable for any and all losses resulting from a breach of such representations or warranties and there shall be no cap by reason of this Agreement on the liability of the relevant Remaining Holder with respect to breaches of such representations or warranties.

        To the extent practicable, all Remaining Holders whose shares of Common Stock are to be Transferred in accordance with this Section 6.5(b) shall receive the consideration in respect of their shares substantially simultaneously with the receipt by the

Kelso Group of the consideration in respect of the shares of Common Stock of the Kelso Group Transferred. In the event that the Remaining Holders do not receive their consideration substantially simultaneously with the Kelso Group, promptly (but in no event later than 10 days) after the consummation of the Transfer of Common Stock of the Kelso Group and Remaining Holders pursuant to this Section 6.5(b), the Kelso Group shall give notice thereof to the Remaining Holders, shall remit to each of the Remaining Holders the total consideration in respect of the shares of Common Stock of such Remaining Holder which were so transferred, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Remaining Holders.


                                  ARTICLE VII

                              REGISTRATION RIGHTS

          7.1.  Demand Registration.  (a)  Upon written notice from Kelso, the
                -------------------
Company shall use its reasonable best efforts to effect at the earliest possible date and maintain the registration under the Act of offers and sales of Common Stock by Kelso, any of its Permitted Transferees, any other Holders pursuant to
Section 7.2, and any underwriter with respect to such stock (and no offers and sales of any other securities by any other Person shall be registered with such Common Stock of Kelso without Kelso's prior consent, unless such Person is a Holder who exercises rights under Section 7.2), in accordance with the intended method or methods of disposition specified by Kelso (including, but not limited to, an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule of similar effect) promulgated under the Act); provided, however,
                                                              --------  -------
that if, after a registration request pursuant to this Section 7.1 has been made, the general counsel of the Company has determined in good faith that (i) the filing of a registration request would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential or (ii) the Company is then unable to comply with requirements of the Securities and Exchange Commission (the "SEC"), the Company shall not be obligated to effect a registration pursuant to this Section 7.1 until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with SEC requirements, as the case may be, or (B) 30 days after the general counsel of the Company makes such good faith determination. Kelso will have the right to request registration pursuant to this Section 7.1 an aggregate of four (4) times, excluding from such number any exercise by Kelso of its rights pursuant to Section 7.2(f); provided,
                                                                       --------
however, that a registration requested by Kelso pursuant to this Section 7.1
-------
shall not be deemed to have been effected (and, therefore, not requested for purposes of this Section 7.1), (i) unless it has become effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by Kelso and, as a result thereof, the amount of Common Stock requested to be registered by Kelso for its own account cannot be completely or timely distributed in accordance with the plan of distribution set forth in the related registration statement or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason or some act or omission by Kelso. In connection with any registration requested pursuant to this Section 7.1, the Company shall take such other actions, including, without limitation, listing such shares for trading on any securities exchange or inter-dealer quotation system and registering or qualifying such shares under state securities laws, as may be reasonably requested by Kelso or any underwriter in connection with such registration; provided, further that if the amount of
                                   --------  -------
Common Stock to be registered by Kelso pursuant to this Section 7.1 is reduced by reason of the exercise of piggyback rights and the priorities set forth in
Section 7.2 (the aggregate amount of such reductions, the "Shortfall"), Kelso shall be given such additional rights to request registration pursuant to this
Section 7.1 as is necessary to provide for the registration of Common Stock of Kelso in the aggregate amount of all such Shortfalls.

          (b) If Kelso consents to the inclusion of offers and sales of any other securities in a registration of Common Stock by Kelso pursuant to this

Section 7.1 or any Person which is a Holder exercises rights under Section 7.2 to include securities in such registration and Kelso or the underwriter in connection with such registration later determines that such offering might be materially and adversely affected by the inclusion of such securities, including by reason of the identity of the Holder thereof or the fact that such Holder is an employee of the Company, Kelso may in its sole discretion exclude all or, in such manner and number as Kelso in its sole discretion deems appropriate, some of such securities from such offering; provided, however, that the Third Party
                                       --------  -------
Investors shall not be cut back by a greater percentage, relative to the number of shares which they desire to sell in such offering, than Kelso is cut back.

          7.2.  Piggyback Registration.  If the Company proposes to register any
                ----------------------
of its Common Stock or any other of its common equity securities (collectively, "Other Securities") under the Act (other than a registration on Form S-4 or S-8 or a successor form), whether or not for sale for its own account, including a registration pursuant to Section 7.1, in a manner which would permit registration of shares of Common Stock owned by Kelso, the Third Party Investors, any Management Stockholders, or any of their respective Permitted Transferees (each, a "Holder") for sale for cash to the public under the Act, it will at such time give prompt written notice to each Holder of its intention to do so and of the rights of such Holder under this Section 7.2, at least 15 days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer each such Holder the opportunity to include in such registration statement such number of shares of Common Stock as such Holder may request, in accordance with this Section 7.2. Upon the written request of a Holder made within 10 days after the receipt of the Company's notice (which request shall specify the number of shares of Common Stock intended to be disposed of and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect, in connection with the registration of the Other Securities, the registration under the Act of all shares of Common Stock which the Company has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods of disposition) of such shares of Common Stock so requested to be registered, provided that:
--------

          (a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Holders, and thereupon the Company shall be relieved of its obligation to register the shares of Common Stock requested to be registered in connection with the registration of such Other Securities, without prejudice, however, to the rights of Kelso immediately to request that such registration be effected as a registration under Section 7.1;

          (b)  if the registration referred to in the first sentence of Section
7.2 is to be an underwritten registration other than pursuant to Section 7.1, and the managing underwriter(s) advises the Company and Kelso in writing that, in such firm's opinion, such offering would be materially and adversely affected by the inclusion therein of the Common Stock requested to be included therein, the Company shall include in such registration: (i) first, up to all securities the Company proposes to sell for its own account ("Company Securities"), (ii) second, up to the full number of shares of Common Stock requested to be included in such registration by all Holders (including Kelso) exercising rights under this Section 7.2 ("Piggyback Stock") and which are not in excess of the number or dollar amount of Company Securities which, in the good faith opinion of such firm, can be so sold without so materially and adversely affecting such offering (and, if less than the full number of such shares of Piggyback Stock are included, allocated pro rata among the Holders of such Piggyback Stock on the basis of the number of shares of Piggyback Stock requested to be included therein by each such Holder; provided, that if Kelso or the underwriter later
                             --------
determines that such offering would be materially and adversely affected by the inclusion of such Piggyback Stock, including by reason of the identity of the Holders thereof or that any such Holders are employees, Kelso may in its sole discretion exclude all or, in such manner and number as Kelso in its sole discretion deems appropriate, some of such Piggyback Stock from such offering; provided, further, that the
                                                 --------  -------
Third Party Investors shall not be cut back by a greater percentage, relative to the number of shares which they desire to sell in such offering, than Kelso is cut back) and (iii) third, an amount of other securities, if any, requested to be included therein in excess of the number or dollar amount of Company Securities and Piggyback Stock which, in the opinion of such firm, can be so sold without materially and adversely affecting such offering (allocated among the holders of such other securities in such proportions as the Company may determine, subject to any contractual obligations it may have to such holders);

          (c) the Company shall have no obligation under this Section 7.2 to use its reasonable best efforts to effect any registration of any shares of Common Stock which any Third Party Investor or Management Stockholder has requested be registered, unless shares of Common Stock owned by Kelso or its Permitted Transferees shall be included in such registration or unless Kelso determines otherwise;

          (d) the Company shall not be required to effect any registration of Common Stock under this Section 7.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans;

          (e) no registration of Common Stock effected under this Section 7.2 shall relieve the Company of its obligation to effect a registration of shares of Common Stock pursuant to Section 7.1.; and

          (f) in the event of an underwritten IPO covering shares of Common Stock for the account of the Company, Kelso shall have the right by written notification to the Company at any time to convert such registration into a registration of shares of Common Stock pursuant to and governed by the provisions of Section 7.1.

          7.3.  Expenses.  The Company will pay all expenses in connection with
                --------
any registration pursuant to Article VII (including any registration deemed not to be

"effected" under Section 7.1(a) or not consummated as contemplated by Section 7.2(a)) and any other actions that may be taken in connection with any such registration as contemplated by Article VII; provided, however, that the Company
                                             --------  -------
will not be obligated to pay underwriting discounts or commissions or transfer taxes, if any, relating to the sale or disposition of shares sold pursuant to any such registration other than for its own account.

          7.4.  Holdback and Other Agreements.  In connection with any offering
                -----------------------------
of securities of the Company, including, without limitation, any offering contemplated by this Article VII, each Holder agrees that it will consent and agree to comply with any "hold back" restriction, relating to Common Stock or any other securities of the Company then owned by such Holders, that may be requested by the underwriter(s) or placement or other selling agent(s) of such offering from KIA VI and KEP VI to the extent they own Common Stock or such other securities. Any release from any "hold back" restriction shall be substantially pro rata except to the extent any Holder consents otherwise. In addition, in connection with any offering contemplated by Section 7.1, the Company agrees that it will consent and agree to comply with any "hold back" restriction, relating to Common Stock or any other securities of the Company, that may be requested by the underwriter(s) or placement or other selling agent(s) of such offering. In connection with any offering of securities of the Company contemplated by this Article VII, the Company shall take such other actions in connection therewith as may be necessary or appropriate, including, without limitation, entering into customary underwriting arrangements containing representations and warranties and such other provisions, including indemnification (including, without limitation, indemnification in favor of any Holder selling Common Stock in such offering) and contribution provisions, as shall be reasonably acceptable to the Company. Notwithstanding anything to the contrary set forth in this Article VII, Kelso, in its sole discretion, shall select the underwriters of any offering of securities of the Company pursuant to
Section 7.1.

                                  ARTICLE VII

                             CHARTER DOCUMENTS AND
                              BOARD OF DIRECTORS

          8.1  Charter Documents.  The Company has previously furnished to the
               -----------------
Stockholders copies of its Certificate of Incorporation and Bylaws, each as in effect on the date hereof (the "Charter Documents"). From and after the date hereof, each Stockholder shall vote its shares of voting stock of the Company, at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

          8.2  Board of Directors.  (a)  The Stockholders other than the Roll-
               ------------------
Over Investors (the "Section 8 Stockholders") agree and understand that immediately following the consummation of the Merger the Board will consist of five directors, one of whom shall be the Chief Executive Officer of the Company (the "CEO"), if such office is filled at such time, and the remainder of who are persons designated by Kelso (and who may be affiliates of Kelso). From and after such time, the number of directors of the Company and the persons who will serve as such shall be determined in accordance with the Charter Documents and applicable law and may change from time to time; provided that the CEO shall be a member of the Board. The Section 8 Stockholders shall vote their shares of voting stock, at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all lawful actions as may be reasonably necessary, to ensure the election to the Board of the Nominees. Kelso nominees and the CEO are collectively referred to herein as the "Nominees" and individually as a "Nominee".

          To effectuate the provisions of this Section 8.2(a), the Secretary of the Company, or if there be no Secretary such other officer of the Company as the Board may appoint to fulfill the duties of Secretary (the "Secretary"), shall not record any vote or consent contrary to or inconsistent with the terms of this Section 8.2(a).

          (b) If, prior to his or her election to the Board pursuant to Section 8.2(a), any Nominee shall be unable or unwilling to serve as a director of the Company, the Stockholder or Stockholders who nominated any such Nominee shall be entitled to nominate a replacement (the selection of which shall be consistent with Section 8.2(a)) who shall then be a Nominee for purposes of this Section
8.2. If, following election to the Board pursuant to Section 8.2(a), any Nominee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, the Stockholder or Stockholders who nominated such Nominee shall within 30 days of such event, notify the Board in writing of a replacement Nominee (the selection of which shall be consistent with Section 8.2(a)), and each Section 8 Stockholder shall vote its shares of voting stock, at any regular or special meeting called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such meeting of stockholders, and shall take all actions necessary (including, without limitation, using its best efforts to cause its Nominee(s) to elect such replacement Nominee as herein provided), to ensure the election to the Board of such replacement Nominee to fill the unexpired term of the Nominee whom such new Nominee is replacing. If a Stockholder or Stockholders shall fail to so notify the Board, the Board, in its sole discretion, may nominate any other person to fill the vacancy.

          (c) Each Section 8 Stockholder hereby agrees to vote all of the shares of voting stock owned or held of record by such Stockholder for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of any director designated and elected pursuant to Section 8.2(a) if such director is a Management Stockholder and, during such director's term as director, such director ceases to be the CEO.

          (d) Each Stockholder hereby agrees that any director shall be removed for Cause if the holders of a majority of the outstanding shares of voting stock held by Stockholders consent in writing to such removal.

Solely for the purposes of this Section 8.2(d), "Cause" shall mean the commission by a director of an act of fraud or embezzlement against the Company or any of its subsidiaries or a conviction for a felony (or a plea of nolo contendere thereto) or guilty plea of such director.

          (e) In order to effectuate the provisions of this Article VIII, each
Section 8 Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use its reasonable best efforts, if a special or annual meeting of stockholders of the Company is not called, to execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to Section 228(a) of the General Corporation Law of the State of Delaware to effectuate such stockholder action.

          (f) In order to effectuate the provisions of this Section 8.2 and in addition to and not in lieu of Sections 8.2(a) through (e) hereof, the Management Stockholders and the other Section 8 Stockholders (and any of their respective Permitted Transferees thereof which own Common Stock subject to this Agreement) hereby grant to each of KIA VI and KEP VI a proxy to vote at any annual or special meeting of stockholders all of the shares of voting stock owned or held of record by such stockholder and subject to this Agreement solely for (i) the election of directors designated in accordance with Section 8.2(a),
(ii) the removal of directors in accordance with Sections 8.2(c) and 8.2(d) and
(iii) any action necessary or appropriate, in Kelso's judgment, in accordance with Section 8.1.

          (g) Each Section 8 Stockholder agrees to vote in favor of any business combination, merger, consolidation, stock swap or sale of all or substantially all of the assets of the Company or similar transaction involving the Company if Kelso so directs and such transaction results in a change or conversion of more than 75% of the Common Stock held by Kelso at such time provided that (A) the
                                                        --------
conditions set forth in subclauses (i), (ii) and (iii) of Section 6.5(b) hereof are satisfied with respect to such transaction and (B) such Stockholder is to receive an amount of sales price consideration per share in the transaction not less than that to be received by Kelso in the transaction. In the event of any such proposed transaction (and provided the foregoing conditions are satisfied), upon the request of Kelso, each of the Section 8 Stockholders shall use its respective best efforts to vote in favor of such proposed transaction all of the shares of Common Stock owned or held of record by such Stockholder, at each regular or special meeting of the stockholders of the Company called for the purpose of voting on such matter, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions reasonably necessary, to ensure that all necessary stockholder approvals for such transaction are obtained.

          8.3  Related Party Transactions.  Unless otherwise consented to by the
               ---------------------------
Third Party Investors, the Company shall not, and the Company shall cause its subsidiaries not to, enter into any transaction with Kelso or any of its affiliates other than (a) any transaction approved by a majority of directors of the Company that are not employees, officers or affiliates of Kelso & Company, L.P., (b) any transaction that is contemplated by or consummated pursuant to and in accordance with the express provisions of the Merger Agreement or this Agreement, including without limitation the fee, the financial advisory agreement and related indemnification agreement referred to in Section 10.4 hereof, or the commitment letters entered into by any Third Party Investor with Merger Sub and/or Kelso & Company, L.P. and (c) any transaction, including the declaration and payment of any dividend, in which all shares of Common Stock are treated substantially identically.



                                   ARTICLE IX

                                  TERMINATION

          9.1  Cessation of Ownership of Common Stock. Any party to, or Person
               --------------------------------------
who is subject to, this Agreement which ceases to own shares of Common Stock or any interest therein shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder.

          9.2  Other Termination Events.  Notwithstanding anything to the
               ------------------------
contrary contained herein, every provision of this Agreement, other than the provisions contained in Article VII and Section 10.4, shall terminate upon the earlier of (i) the tenth anniversary of the Closing or (ii) the closing of an IPO. This Agreement in its entirety shall terminate at the election of Kelso upon any business combination, merger, consolidation, stock swap or sale of all or substantially all of the assets of the Company or similar transaction involving the Company.

                                   ARTICLE X

                           MISCELLANEOUS PROVISIONS

          10.1  Stock Certificate Legend.  A copy of this Agreement shall be
                ------------------------
filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock owned by the Stockholders shall bear upon its face the following legend:

     "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE HOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 23, 1999."

          All Stockholders shall be bound by the requirements of such legends to the extent that such legends are applicable. Upon a registration under the Act of any shares of Common Stock or sale of any shares of Common Stock pursuant to Rule 144 or any other exemption from registration where the removal of the legend is appropriate, the certificate representing such shares shall be replaced, at the expense of the Company, with certificates not bearing the legend required by this Section 10.1.

          10.2  Option Plan. If the Company establishes a stock option plan (the
                -----------
"Option Plan") the Company shall have the right, but not the obligation, to require that optionees thereunder be required to become parties to this Agreement upon exercise of options granted thereunder and that they will be "Management Stockholders" hereunder with respect to such shares. In addition, the Company with the prior written consent of Kelso and notwithstanding any requirement set forth in Section 10.7, can determine that any options granted pursuant to the Option Plan and outstanding and vested as of the option holder's termination of employment with the Company and its subsidiaries shall be deemed to be Common Stock for purposes of Articles II, III, VI and VII; provided,
                                                                 --------
however, that appropriate adjustments shall be made to reflect the existence of
-------
an exercise price for such options; provided, further, that the foregoing shall
                                    --------  -------
not limit any provisions set forth in the Option Plan including with respect to puts, calls, cancellations or repurchases of options.

          10.3  New Management Stockholders.  Each of the Stockholders hereby
                ---------------------------
agrees that the Company may require that any employee of the Company or any of its subsidiaries who after the date of this Agreement is offered shares of Common Stock or employee stock options shall, as a condition precedent to the acquisition of such shares of Common Stock or options, become a party to this Agreement by executing the same and delivering it to the Company at its address specified in Section 10.14. Upon such execution and delivery, such employee shall be a "Management Stockholder" for all purposes of this Agreement.

          10.4  Fee.  The parties hereto acknowledge and agree that at the
                ---
Closing Kelso will be paid a fee of $6,000,000 (six million dollars) and that the Company and Kelso will enter into a financial advisory agreement and related indemnification agreement (which agreements may be amended from time to time) pursuant to which Kelso & Company, L.P. will provide financial advisory services to the Company each year following the Closing until the

Company and Kelso mutually agree to terminate such arrangement.

          10.5  Future Sales of Capital Equity by the Company.  In connection
                ---------------------------------------------
with providing any additional equity financing to the Company required pursuant to the terms of any bank credit agreement or any other agreement with other sources of financing or in connection with any refinancing of indebtedness of the Company, Kelso or any affiliate and, if consented to by Kelso, any Third Party Investor shall be entitled to purchase Common Stock of the Company in connection therewith for an amount per share not greater than the Cash Election Price (as defined in the Merger Agreement), subject to adjustment by reason of any stock split, dividend or similar transaction after the Closing.

          10.6  No Other Arrangements or Agreements. Each Management Stockholder
                -----------------------------------
hereby represents and warrants to each other Stockholder that, except, if applicable, for any written management stock subscription agreement with the Company and any option plan of the Company and the written options issued thereunder, he has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to the shares of Common Stock, including, but not limited to, arrangements or agreements with respect to the acquisition, disposition or voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company, other Stockholders or holders of Common Stock that are not parties to this Agreement). Each of KIA VI, KEP VI and each Other Stockholder represents and warrants to each other Stockholder that it has not entered into or agreed to be bound by any voting agreements with respect to its shares of Common Stock.

          10.7  Amendment and Modification.  This Agreement may be amended,
                --------------------------
modified or supplemented only with the written consent of (i) Kelso and (ii) if such amendment modifies (A) any Section of this Agreement in a manner adverse to them in their capacity as stockholders of the Company (x) without adversely affecting Stockholders owning a majority of the outstanding Common Stock in their capacity as stockholders of the Company or (y) and in a manner different than Stockholders owning a majority of outstanding Common Stock are adversely affected by such amendment, modification or supplement, the Third Party Investors, (B) any of Sections 2.1 through 2.4, 2.6, 3.1 through 3.3 or 3.5 in a manner materially adverse to the Management Stockholders, the stockholders owning a majority of the outstanding Common Stock owned by all Management Stockholders and (C) any other Section of this Agreement, the Company and Stockholders owning a majority of the outstanding Common Stock. Notwithstanding anything to the contrary herein, Kelso may add any additional third party to this Agreement or eliminate any party from this Agreement as Kelso sees fit, subject to the consent of such affected party. Upon receipt of the consents required by this Section 10.7, the Company shall notify all Stockholders promptly after such amendment, modification or supplement shall take effect.

          10.8  Assignment.  The provisions of this Agreement shall be binding
                ----------
upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that none of
                                               --------  -------
the Company, the Third Party Investors or any Management Stockholder shall assign any of its rights or obligations pursuant to this Agreement without the prior written consent of Kelso. In the case of Permitted Transferees, third parties and Involuntary Transferees, such Permitted Transferees, third parties or Involuntary Transferees, as the case may be, shall be deemed the Stockholder hereunder for purposes of obtaining the benefits or enforcing the rights of such Stockholder hereunder; provided, however, that no Permitted Transferee, third
                       --------  -------
party or Involuntary Transferee, as the case may be, shall derive any rights under this Agreement unless and until such Permitted Transferee, third party or Involuntary Transferee, as the case may be, has delivered to the Company a valid undertaking to become, and becomes, bound by the terms of this Agreement to which the transferring Stockholder is subject.

          10.9  Recapitalizations, Exchanges, etc. Affecting the Common Stock.
                -------------------------------------------------------------
Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Except as otherwise provided herein, this Agreement is not intended to confer upon any person, except for the parties hereto, any rights or remedies hereunder.

          10.10  Transfer of Common Stock.  If at any time the Company purchases
                 ------------------------
any shares of Common Stock pursuant to this Agreement, the Company may pay the purchase price determined under this Agreement for the shares of Common Stock it purchases by wire transfer of funds or Company check in the amount of the purchase price, and upon receipt of payment of such purchase price or, pursuant to Section 2.3, Section 3.3 or Article V, any portion thereof, the selling Stockholder shall deliver to the Company the certificates representing the number of shares of Common Stock being purchased in a form suitable for transfer, duly endorsed in blank, and free and clear of any lien, claim or encumbrance. In the event that any Stockholder refuses or otherwise fails to deliver, in accordance with the preceding sentence, certificates representing the number of shares of Common Stock being purchased, the shares of Common Stock purchased from such Stockholder shall (notwithstanding such refusal or failure) be deemed, upon receipt by such Stockholder of the purchase price therefor, to not be outstanding for any purposes. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to make any payment for shares of Common Stock purchased hereunder until delivery to it of the certificates representing such shares. If the Company is purchasing less than all the shares of Common Stock represented by a single certificate, the Company, after making such purchase, shall deliver to the selling Stockholder a certificate for any unpurchased shares of Common Stock.

          10.11  Further Assurances.  Each party hereto or Person subject hereto
                 ------------------
shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          10.12  Governing Law. This Agreement and the rights and obligations of
                 -------------
the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the choice of law principles thereof.

          10.13  Invalidity of Provision.  The invalidity or unenforceability of
                 -----------------------
any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

          10.14  Notices. All notices and other communications hereunder shall
                 -------
be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses (or at such other address as the Person to whom notice is given may have previously furnished to the others in writing as set forth in this Section
10.14 (provided that any change of address shall be effective only upon receipt thereof)):

               (a)  If to the Company, to it at:

                    Unilab Corporation
                    18448 Oxnard Street
                    Tarzana, CA 91356
                    Attention: _Mark Bibi
                    Telecopy No.: (201) 525-1331

                    with a copy to:

                    Kelso & Company, Inc.
                    320 Park Avenue, 24th Floor
                    New York, New York  10022
                    Attention:  James J. Connors, II
                    Telecopy No.:  (212) 223-2379

               (b) If to a Management Stockholder, as listed on the signature page hereto, or, if not so listed, to it at its address as reflected in the stock records of the Company, or as such Management Stockholder shall designate to the Company in writing, with a copy to Kelso at its address indicated below (provided that any such designation shall be effective only upon receipt thereof).

               (c)  If to Kelso, to it at:

                    Kelso Investment Associates VI, L.P.
                    KEP VI, LLC
                    c/o Kelso & Company, Inc.
                    350 Park Avenue, 21st Floor
                    New York, New York  10022
                    Attention:  James J. Connors, II
                    Telecopy No.: (212) 223-2379


               (d)  If to Eos, to it at:

                    Eos Partners
                    310 Park Avenue, 22/nd/ Floor
                    New York, New York 10022
                    Attention: Brian Young
                    Telecopy No.: (212) 838-5915

               (e)  If to Pequot, to it at:

                    Pequot Scout Fund, L.P.
                    500 Nyala Farm Road
                    Westport, Connecticut 06880
                    Attention: David J. Malat
                    Telecopy No.: (203) 429-2410

               (f) If to a Third Party Investor, other than EOS or Pequot, as listed on the signature page hereto, or, if not so listed, to it at its address as reflected in the stock records of the Company, or as such Third Party Investor shall designate to the Company in writing, with a copy to

                    Kelso at its address indicated above (provided that any such designation shall be effective only upon receipt thereof).


          10.15  Headings; Execution in Counterparts. The headings and captions
                 -----------------------------------
contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

          10.16  Entire Agreement; Effect on Certain Other Agreements.  This
                 ----------------------------------------------------
Agreement and management stock subscription agreements with the Company entered into by the Management Stockholders embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to the shares of Common Stock, other than those expressly set forth or referred to herein, any management stock subscription agreement with the Company or any option plan of the Company or any written option issued thereunder. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

          10.17  Injunctive Relief. The shares of Common Stock cannot readily be
                 -----------------
purchased or sold in the open market, and for that reason, among others, the Company and the Stockholders shall be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or the Stockholders may have. Each Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York and Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Stockholder hereby consents to service of process by mail made in accordance with Section 10.14.

          10.18  Attorneys' Fees. If any legal action or any arbitration or
                 ---------------
other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover such reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, as may be ordered in connection with such proceeding.

          10.19  Third Party Beneficiaries.  The headings and captions contained
                 -------------------------
herein are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof. Except as otherwise expressly provided herein, the covenants, agreements and other provisions contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights, remedies or other benefits hereunder on any other persons. Neither this Agreement nor any purchase or sale of Company Stock shall create, or be construed or deemed to create, any right of employment in favor of a Management Stockholder or any other person by the Company or any subsidiary of the Company.

          10.20  Sales to Competitors.  Notwithstanding anything to the contrary
                 --------------------
in this Agreement (other than Section 6.5(a) and 6.5(b)), the Third Party Investors may not, without the prior written consent of Kelso and the Company, sell any shares of Common Stock that the Third Party Investors beneficially own to any Person that competes with or is engaged in any lines of business of the Company whether or not so competing or engaged in the same geographic area as the Company.

          10.21  Third Party Investors.  Each of the Stockholders hereby agrees
                 ---------------------
that the Company may require
that any party, other than an employee of the Company or any of its subsidiaries (who is dealt with in Section 10.3), who immediately prior to the Closing purchases capital stock of Merger Sub or substantially contemporaneously with the Closing purchases shares of Common Stock, shall become a party to this Agreement by executing the same and delivering it to the Company at its address specified in Section 10.14. Upon such execution and delivery, such party shall be deemed to be a "Third Party Investor" for all purposes of this Agreement.

          10.22  Persons.  For all purposes of this Agreement, "Person" means an
                 -------
individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or any unincorporated organization.

          10.23  Pre-existing Options.  Any Management Stockholder who owns any
                 --------------------
Pre-existing Option will not have any rights or obligations by reason of such Pre-existing Option under Articles VI, VII or VIII prior to the exercise of such Pre-existing Option, unless and until they exercise such Pre-existing Option, in which case such Management Stockholder shall be deemed a holder of Common Stock for the purposes of those Articles.

          10.24  Other Agreements.  Nothing in this Agreement shall limit the
                 ----------------
ability of the Company to enter into any agreement with any Management Stockholder or any other employee with respect to the purchase and/or sale of the shares of Common Stock and/or options exercisable into Common Stock on terms different than as set forth in this Agreement.

          10.25  Stub Equity.  Unless the Company and Kelso determine otherwise,
                 -----------
this Agreement shall apply in the same manner and with the same effect if Common Stock remains publicly traded immediately following the Merger (as defined in the Merger Agreement).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              UNILAB CORPORATION


                              By: /s/
                                  -------------------------
                                  Name:
                                  Title:

                              KELSO INVESTMENT
                              ASSOCIATES VI, L.P.

                              By:  Kelso GP VI, LLC,
                                       General Partner


                              By: /s/
                                  ----------------------------
                                       Managing Member


                              KEP VI, LLC


                              By: /s/
                                  ----------------------------
                                       General Partner

                              EOS PARTNERS, L.P.

                              By: /s/
                                  ----------------------------

                              PEQUOT SCOUT FUND L.P.

                              By: /s/
                                  ----------------------------

                              BSCLAB Acquisition Corp.

                              By: /s/
                                  -----------------------------

                                By: /s/
                                    --------------------------
                                    Mr. James R. Maher

                              MAGNETITE ASSET INVESTORS L.L.C.

                              By: BLACKROCK FINANCIAL
                                  MANAGEMENT, INC.
                                  As Managing Member

                              BY: /s/
                                  -------------------------------
                                  Name:  Dennis M. Schaney
                                  Title:  Managing Director

                              CI, LLC

                              By: Laurence D. Fink,
                                  As Managing Member

                              BY: /s/
                                  ---------------------------

          The undersigned, by its signature below hereby becomes a party to the Stockholders Agreement, dated as of November 23, 1999, among Unilab Corporation and certain of its stockholders (the "Stockholders Agreement") pursuant to
Section 10.3 thereof and agrees to be bound by the terms of the Stockholders Agreement and, for all purposes thereof, to be a "Management Stockholder".

          IN WITNESS WHEREOF, the undersigned has executed this instrument as of the _______ day of _________, 1999.



                              ___________________________
                                        Signature


                              ___________________________
                                        Print Name

                               TABLE OF CONTENTS

                                                                                         Page
ARTICLE I      RESTRICTIONS ON TRANSFER OF COMMON STOCK................................   2

1.1  General Restriction on Transfer by Stockholders...................................   2
1.2  Permitted Transferees.............................................................   2

ARTICLE II     RIGHTS OF MANAGEMENT TO SELL............................................   4

2.1  Management Stockholders' Right to Sell............................................   4
2.2  Notice............................................................................   5
2.3  Payment...........................................................................   5
2.4  Termination of Right to Sell......................................................   6
2.5  Postponement, etc.................................................................   6

ARTICLE III    PURCHASES BY THE COMPANY................................................   7

3.1  Right to Purchase Shares from Management
     Stockholders......................................................................   7
3.2  Notice............................................................................   8
3.3  Payment...........................................................................   8
3.4  Postponement, etc.................................................................   9

ARTICLE IV     PURCHASE PRICE..........................................................  10

4.1  Fair Market Value.................................................................  10
     (a)  Appraisal....................................................................  10
     (b)  Fair Market Value............................................................  10
     (c)  Notice to Stockholders.......................................................  11
4.2  Carrying Value....................................................................  11
4.3  Certain Defined Terms.............................................................  12
     (a)  Cause........................................................................  12
     (b)  Good Reason..................................................................  12
     (c)  Disability...................................................................  13

ARTICLE V      PROHIBITION ON PURCHASES................................................  13

5.1  Prohibited Purchases..............................................................  13

ARTICLE VI     SALES TO THIRD PARTIES..................................................  15

6.1  General...........................................................................  15
6.2  Right of First Refusal............................................................  16
6.3  Agreements to Be Bound............................................................  17

                                                                                         Page
6.4   Involuntary Transfers............................................................  18
6.5   Tag and Drag Along Rights........................................................  18
      (a)  Tag-Along Rights............................................................  19
      (b)  Drag-Along Rights...........................................................  20

ARTICLE VII    REGISTRATION RIGHTS

7.1.  Demand Registration..............................................................  22
7.2.  Piggyback Registration...........................................................  24
7.3.  Expenses.........................................................................  26
7.4.  Holdback and Other Agreements....................................................  26

ARTICLE VIII   CHARTER DOCUMENTS AND BOARD OF DIRECTORS................................  26

8.1   Charter Documents................................................................  27
8.2   Board of Directors...............................................................  27

ARTICLE IX     TERMINATION.............................................................  29

9.1   Cessation of Ownership of Common Stock...........................................  29
9.2   Other Termination Events.........................................................  29

ARTICLE X      MISCELLANEOUS PROVISIONS................................................  30

10.1  Stock Certificate Legend.........................................................  30
10.2  Option Plan......................................................................  30
10.3  New Management Stockholders......................................................  31
10.4  Fee..............................................................................  31
10.5  Future Sales of Capital Equity by the Company....................................  31
10.6  No Other Arrangements or Agreements..............................................  31
10.7  Amendment and Modification.......................................................  32
10.8  Assignment.......................................................................  32
10.9  Recapitalizations, Exchanges, etc. Affecting the
      Common Stock.....................................................................  33
10.10  Transfer of Common Stock........................................................  33
10.11  Further Assurances..............................................................  34
10.12  Governing Law...................................................................  34
10.13  Invalidity of Provision.........................................................  34
10.14  Notices.........................................................................  34
10.15  Headings; Execution in Counterparts.............................................  35
10.16  Entire Agreement; Effect on Certain Other
       Agreements......................................................................  36
10.17  Injunctive Relief...............................................................  36
10.18  Attorneys' Fees.................................................................  36


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